Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Rob Fink/Brad Nelson
CEO	KCSA Strategic Communications
775-356-9029	212-896-1206 (Fink)/212-896-1217 (Nelson)
dbronicki@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

Ormat Technologies Explores Potential Minority Investment in a Few of its U.S. Power Plants

(RENO, Nev.) April 30, 2014, With reference to reports appearing in the international media today, Ormat Technologies, Inc. (NYSE: ORA) clarified that, as part of a previously-announced ongoing strategic planning review, it continues to explore, with the assistance of an investment bank recently engaged for this matter, a possible transaction, whereby the Company might sell a minority stake of up to 49% in a small number of its power plants located in the U.S. to one or more institutional investors, with the Company continuing to consolidate and operate such plants.

The process is still in an early stage and no binding investment offers have been received. As such, there can be no assurance as to whether this process will lead to any such investments, the timing thereof and, if consummated, what the terms would be, including the terms of any securities that might be issued or valuation of the plants.

The Company does not intend to make any further comment, or respond to any inquiries, until a binding agreement, if any, is reached with respect to such transaction.

About Ormat Technologies, Inc.

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,750 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

This release is not an offer to sell, or the solicitation of an offer to by, any securities. Any such an offer, if made, will be made only in accordance with all applicable securities laws and regulations.

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